Exhibit 10.40
LEVI STRAUSS & CO.
DIRECTOR COMPENSATION POLICY
(Adopted and approved on December 12, 2024)
Each member of the Board of Directors (the “Board”) of Levi Strauss & Co. (the “Company”), who is not an employee of the Company (each such member, a “Non-Employee Director”), will receive the compensation described in this Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service on and following the date set forth above (the “Effective Date”).
The Director Compensation Policy will become effective upon the Effective Date and supersedes all prior arrangements with respect to the subject matter of this policy. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Subject to Section 7 below, each Non-Employee Director will receive the cash compensation set forth below for service on the Board or a committee of the Board. The annual cash compensation amounts will be payable in advance, in equal quarterly installments at the beginning of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service in an applicable role will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service remaining in such quarter and the denominator of which will be the total number of days in such quarter. No repayment shall be required for a partial quarter of service in the event that a Non-Employee Director ceases to serve in an applicable role prior to quarter-end. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that begins on or after the Effective Date.
1.Annual Board Member Service Retainer:
a.All Non-Employee Directors: $100,000.
b.Non-Employee Director serving as Board Chair: $100,000 (in addition to above).
2.Annual Committee Chair Service Retainer (in addition to Annual Board Member Service Retainer):
a.Chair of the Audit Committee: $25,000.
b.Chair of the Compensation Committee: $20,000.
c.Chair of the Finance Committee: $15,000.
d.Chair of the Nominating, Governance and Corporate Citizenship Committee: $15,000.
Equity Compensation
The equity awards contemplated by Sections 3 through 6 of this Director Compensation Policy will be granted under the Company’s 2019 Equity Incentive Plan, or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”). This Director Compensation Policy, as it relates to such equity awards, forms a part of the Plan. In the event of any inconsistency between the Plan and this Director Compensation Policy, this Director Compensation Policy shall control.

Exhibit 10.40
3.Automatic Equity Grants. Annual grants made on and after the Effective Date shall be made as follows:
a.Annual Grant for Continuing Non-Employee Directors. Without any further action of the Board, on the Effective Date and subsequently at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) beginning with the 2025 Annual Meeting, each continuing Non-Employee Director shall be granted a restricted stock unit award (“RSU Award”) under the Plan covering shares (“Shares”) of the Company’s Class A Common Stock (as defined in the Plan) having an RSU Value equal to $175,000 (or $275,000 if such continuing Non-Employee Director is Board Chair) (a “Continuing Director Annual RSU Award”); provided that the number of Shares covered by each Continuing Director Annual RSU Award will be rounded down to the nearest whole Share. Each Continuing Director Annual RSU Award shall vest on the earlier of (x) the day before the next Annual Meeting or (y) the one-year anniversary of the grant date, subject to the applicable Non-Employee Director’s Continuous Service (as defined in the Plan) through such vesting date; provided, however, that the RSU Award granted on the Effective Date shall vest on the one-year anniversary of the Effective Date subject to the applicable Non-Employee Director’s Continuous Service through such vesting date.
b.Annual Grant for New Non-Employee Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the effective date of his or her initial election or appointment to be a Non-Employee Director, be granted an RSU Award under the Plan covering Shares having an RSU Value equal to $175,000 (or $275,000 if such new Non-Employee Director is Board Chair), multiplied by a fraction, the numerator of which is the number of days that are expected to lapse between the Non-Employee Director’s appointment to the Board and the next Annual Meeting and the denominator of which is 365 (a “New Director Annual RSU Award”); provided that the number of Shares covered by each New Director Annual RSU Award will be rounded down to the nearest whole Share. Each New Director Annual RSU Award shall vest on the earlier of (x) the day before the next Annual Meeting or (y) the one-year anniversary of the grant date, subject to the applicable Non-Employee Director’s Continuous Service through such vesting date.
4.Calculation of RSU Value. The “RSU Value” of an RSU Award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the closing price of a Share on the stock exchange or a national market system on which the Shares are listed on the grant date (or, if the grant date is not a trading day, the most recent trading day preceding the grant date).
5.Acceleration Events. All vesting is subject to the Non-Employee Director’s Continuous Service through the applicable vesting date. Notwithstanding the foregoing, if a Non-Employee Director remains in Continuous Service until immediately prior to (a) the Non-Employee Director’s death, (b) the Non-Employee Director’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) due to Disability (as defined in the Plan), (c) the Non-Employee Director’s separation from service due to Mandatory Retirement (as defined in this policy) or (d) the consummation of a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (each an “Acceleration Event”), any unvested portion of any RSU Award granted under this Director Compensation Policy on or after the Effective Date shall vest in full immediately prior to, and contingent upon, the applicable Acceleration Event. “Mandatory Retirement” shall mean a Non-Employee Director’s mandatory retirement from the Board on the date of such Non-Employee Director’s 72nd birthday. In addition, in the event that a

Exhibit 10.40
Non-Employee Director separates from service (other than due to death, Disability or Mandatory Retirement), a pro-rata portion of any unvested RSU Award granted under this Director Compensation Policy on or after the Effective Date equal to the number of Shares subject to the RSU Award multiplied by a fraction (the numerator of which is the number of days that have elapsed from the grant date of such RSU Award and the denominator of which is 365 or, for RSU Awards made under Section 3.b. above, the length of the vesting period for such RSU Awards) shall vest immediately prior to, and contingent upon such separation from service except if the Board determines, in its sole discretion, that the Non-Employee Director did not separate from service in good standing.
6.Remaining Terms. Any RSU Award that vests under this policy shall be settled at the time set forth in the applicable grant agreement (or, if applicable, at the time set forth in the applicable deferral election). The remaining terms and conditions of each RSU Award granted under this policy will be as set forth in the Plan and the applicable grant agreement, as it may be amended from time to time by the Board or a committee of the Board, as applicable. If permitted by the Company, the issuance of the Shares issuable with respect to an RSU Award may be deferred upon such terms and conditions as determined by the Company, subject to the Company’s determination that any such right of deferral or any term of it complies with applicable laws or regulations in effect from time to time.
7.Annual Cash Compensation Election. Upon election by a Non-Employee Director in a form and within the timeframe prescribed by the Company, a Non-Employee Director may elect to defer a cash retainer in accordance with the terms and conditions of the Company’s Amended and Restated Deferred Compensation Plan for Executives and Outside Directors, as amended, or any successor deferred compensation plan adopted by the Board and the stockholders of the Company.
8.Stock Ownership Guidelines. Non-Employee Directors must achieve stock ownership of $500,000 within five years of joining the Board.
a.Stock Ownership. Stock ownership will include Capital Stock (as defined in the Plan) owned directly by the Non-Employee Director, either in certificated form or through a brokerage account, including restricted Shares and Shares deliverable upon settlement of restricted stock units but excluding restricted Shares or restricted stock units that remain subject to achievement of performance goals. Stock ownership will not include Shares underlying stock options. Stock ownership will also include Shares owned indirectly, if the Non-Employee Director has an economic interest in the Shares. For this purpose, indirect ownership includes Shares held by immediate family members that would be beneficially owned and reported for purposes of the stock ownership table in the Company’s proxy statement (excluding Shares subject to a right to acquire) and Shares beneficially owned and reportable on Table 1 of Forms 3, 4 or 5 or Shares in which an individual has a right to vote.
b.Stock Ownership Calculation. Compliance will be evaluated annually, and not on a running basis, based on the highest closing price of the Shares in the prior fiscal year.

Exhibit 10.40
c.Hardship. If these guidelines would place a severe hardship on a Non-Employee Director or prevent compliance with a court order, such as a marital dissolution property settlement, the Non-Employee Director may submit a request in writing to the Board that summarizes the circumstances and describes the extent to which an exemption from these guidelines is being requested. The Board will review the request and make a final decision as to whether to grant the hardship request. If the request is granted in whole or in part, the Board will develop an alternative stock ownership plan that reflects both the intention of these guidelines and the Non-Employee Director’s individual circumstances.
Expenses; Other
The Company will reimburse each Non-Employee Director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time. In addition, each Non-Employee Director will be eligible to participate in the charitable contribution matching program maintained by the Company for Non-Employee Directors, which provides for annual matching contributions of up to $7,500.
This Director Compensation Policy was adopted by the Board and may only be amended or terminated by the Board.
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